Exhibit 5.1

SMITH MACKINNON, PA

PROFESSIONAL ASSOCIATION

ATTORNEYS AT LAW

POST OFFICE BOX 2254
	SUITE 800	ORLANDO, FLORIDA 32802-2254
CITRUS CENTER
	255 SOUTH ORANGE AVENUE	TELEPHONE (407) 843-7300
	ORLANDO, FLORIDA 32801	FACSIMILE (407) 843-2448
JOHN P. GREELEY		EMAIL: JPG7300@AOL.COM

August 14, 2009

TIB Financial Corp.

599 9th Street North

Naples, Florida 34102

Re:	Registration Statement on Form S-1 with respect to shares to be issued by TIB Financial Corp.

Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-1 that is being filed on the date hereof by TIB Financial Corp. (the “Company”), with the Securities and Exchange Commission, for the purposes of registering under the Securities Act of 1933, as amended, up to 40,250,000 shares (the “Shares”) of the authorized common stock, par value $0.10 per share of the Company to be offered to the public by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and Sandler O’Neill & Partners, L.P.

We have acted as counsel for the Company and examined such documents, proceedings and records of the Company, certificates of public officials and representatives of the Company as we deemed necessary as a basis for the opinion expressed below.

Based upon the foregoing, it is our opinion that the Shares will be, when and if sold in accordance with the Underwriting Agreement, duly authorized, validly issued, fully paid and nonassessable.

TIB Financial Corp.

August 14, 2009

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, SMITH MACKINNON, PA

By:	/s/ John P. Greeley
John P. Greeley

JPG:erw